Exhibit 99.1
Q4 2007 Conference Call Script
January 23, 2008 1:00 p.m.
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the fourth quarter and full year 2007.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, Chairman, President and Chief Executive Officer, and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks to everyone for joining us today.
With all that has been going on in the equity markets lately, this is not a time to be pessimistic... it is not time to be optimistic...rather it is time to be realistic about the long-term, intermediate term, and short term. During this call, we will try to separate the fears in the equity and credit markets from the fundamentals and the drivers of ATI’s business.
We see plusses and minuses. Mostly, we see plusses for ATI.
Let’s start with the facts of 2007:
•	We strengthened our position in key global growth markets, launched new production facilities, and solidified our balance sheet. We achieved record sales and profits.

•	Demand continued to be strong from our key diversified global markets — aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical. These markets accounted for 71% of ATI sales in 2007.

•	Direct international sales increased 25% and reached a record of nearly $1.5 billion, or approximately 27% of total sales. We believe that nearly one half of ATI sales are driven by global markets when we consider the exports of our customers.

•	We continued to build on our foundation of unsurpassed manufacturing capabilities. Our major capital projects for titanium sponge production, melting, rolling, and finishing are on track. Our titanium sponge production reached 16 million pounds annualized in 2007. We also launched new titanium and nickel-based alloy melting assets, including new VARs and our new PAM 3, plasma arc melt furnace.

•	We remained focused on our performance and execution, resulting in gross cost reductions totaling $112 million, exceeding our 2007 gross cost reduction target of $100 million.

•	Finally, in a very weak stainless market, our Flat-Rolled Products segment set a record for profitability — over $500 million of segment operating profit for the year.
Cash flow was strong in 2007:
     Cash on hand at the end of the year was $623 million. This is after:
•	Investing $447 million in capital expenditures — including $284 million for our strategic capital projects.

•	We repurchased 675,000 shares of ATI stock for approximately $61 million. Our share repurchase program began on November 13 of last year.

•	We made a $100 million voluntary pension contribution. We have voluntarily contributed $350 million to our U.S. qualified defined benefit pension plan since 2004. The plan was approximately 111% funded at the end of the year. As a result, in 2008, we expect retirement benefits expense to be $1 million, compared to $30 million in 2007.
Key financial metrics for 2007 were impressive:
•	Stockholders’ equity is $2.2 billion, giving us the strongest balance sheet in the Company’s history.

•	Return on stockholders’ equity was 40%.

•	Return on capital employed was 31%.

•	And, we had more cash than debt at the end of the year.

2007 will be remembered as a year of extreme raw material cost volatility and extraordinary inventory destocking by some distributor customers.
•	Titanium scrap prices began the year at $18.50 per pound and fell to $9.00 per pound at the end of the year. (6-4 premium solid scrap-the scrap that we buy.)

•	The average LME nickel cash price in December 2006 was $15.68 per pound. The nickel price peaked in May at $23.67 per pound it then fell to $11.79 per pound in December 2007.

•	This volatility resulted in never-before-seen customer buying patterns.
Lastly, we completed a number of new Long Term Agreements (LTAs) in the third and fourth quarters 2007. We expect total revenue from these agreements to be approximately $1.5 billion during the timeframe of the agreements, which generally ranges from 2 years to 5 years. These LTAs cover our titanium and titanium alloy, nickel-based alloy, specialty alloy, grain-oriented silicon electrical steel, and iron castings products. LTAs indicate that long-term supply of these products remains critically important to our customers. We are working on additional LTAs for these and other products as we report here in the first quarter.
Looking ahead to 2008 and beyond:
We believe ATI is well-positioned to benefit from diversified global markets in 2008 and over the next several years.
The long-term position of ATI and the fundamentals of our markets are outstanding.
We are optimistic about 2008.
Our short-term view — the first quarter — is choppy.

Why do we feel this way? Let’s start with the aerospace and defense market.
We see short term head winds as a result of potential delays in the Boeing 787 delivery schedule. Remember, the new schedule is not available. It is not a matter of if we will see strong demand from this revolutionary new plane...it is a matter of (1) when and (2) how strongly ATI benefits from this model as well as future composite/titanium airplanes.
We are pleased with our growing relationship with the Boeing Company. It is a growing relationship in titanium and value-added titanium products...it is also a growing relationship in specialty alloys and cutting tools. The products we supply Boeing can be, and are, used on all of their airplane models.
The commercial aerospace market is very strong:
•	Boeing booked 1,413 net orders in 2007.

•	Airbus booked 1,341 net orders last year.

•	Both have record backlogs...some analysts say it is a 6-year backlog...some say it is an 8-year backlog.

•	Either way, both companies are boosting production.

•	Demand is also strong from the regional jet manufacturers.

•	Next, each of these planes has 2 to 4 engines hanging on their wings.

•	GE Aviation, CFM International, and Rolls Royce announced record and strong orders in 2007.

•	We expect all of this to translate into strong demand for our specialty metals for many years.

•	By the way, strong demand from global markets and extended backlogs are happening while the U.S. fleet continues to age with few new airplanes on order. This is really another insurance policy for continuing and high build rates.

Focusing on our titanium growth:
We have new production facilities that are scheduled to be launched in 2008. These facilities build on our foundation of unsurpassed manufacturing capabilities that give ATI the most advanced technology in our industry. This gives us the capability to manufacture the most advanced specialty metals for the next-generation and the future-generation airframes and jet engines. In addition, the lowest cost titanium sponge that we can get from a reliable and consistent source is manufactured in our Albany, Oregon facility.
In 2008, we expect further growth in our titanium mill product shipments. We believe demand will continue to remain at a high level from the aerospace and defense market for our High Performance Metals segment titanium products. We expect titanium average selling prices in this segment to be at a lower level than in 2007, primarily due to lower raw material prices and our surcharging indexes.
Demand is strong for our flat-rolled CP (or Commercially Pure) titanium products from the global industrial markets, including chemical process industry and oil and gas. Sometimes titanium sales in our Flat-Rolled Products segment are overlooked by others. In 2007, shipments of titanium products from this segment and ATI-produced Uniti titanium products grew nearly 25% to approximately 10.4 million pounds. With the LTAs we have in hand today, which we did not have in 2007, we expect to exceed this shipment amount in 2008.
ATI’s total shipments of titanium products from our High Performance Metals and Flat-Rolled Products segments, including conversion for our Uniti titanium joint venture, totaled 41 million pounds in 2007. We expect this total of titanium shipments to grow to approximately 50 million pounds in 2008.

Let’s discuss the flexibility of our unsurpassed manufacturing capabilities. I like to use the word fungible. As a multi-metals producer with global sales teams, we have the ability to find and supply growth markets. In some cases these are applications that are new to us. In this case, our ATI Asia and Uniti joint venture sales teams captured orders for the strong demand for CP titanium sheet used in plate frame and tubular heat exchangers. We take some of our new titanium sponge, some of our titanium melt capabilities, along with some raw material and semi-finished products from our Uniti joint venture partner...and make high quality titanium sheet products. We expect shipments into this market to be strong under multi-year LTAs that begin in 2008.
Moving to our exotic alloys:
Demand is so strong from the nuclear electrical energy market and the global chemical process industry that we are now booking orders into 2009. We restarted idled zirconium sponge capacity in 2007 and plan to add more zirconium sponge capacity in 2008 to meet growing demand. Our non-nuclear grade zirconium products are used in processing plants that produce chemicals used in making plastics and fertilizers.
Now, moving to another strong product:
Demand remains strong for our grain-oriented silicon electrical steel products. Overall, based on the LTAs we have with several customers, we expect shipments and prices to be up in 2008. While there is some softness in the U.S market due to the housing slowdown, global demand remains strong from the electrical energy distribution market. Also, interest in our premium light gauge products is robust as the U.S. prepares for new efficiency requirements mandated by the DOE.

Turning to the short-term — or the first quarter — we see some choppiness.
Our caution comes from questions about the health of the U.S. economy and the near-term aerospace supply chain. At this point, we must separate fundamentals from fear.
From our viewpoint, we do not have a negative outlook for the U.S. economy. Demand for our standard grade stainless sheet products in our Flat-Rolled Products segment is improving. After 2007’s inventory destocking, it appears that U.S. service centers now have their inventories in better balance. Recovery in our stainless sheet business seems to be occurring in the U.S. and in Europe. January and February production schedules have filled, and we are now loading for March.
In our High Performance Metals segment, demand from our OEM aerospace customers, particularly those under long-term agreement, is expected to remain at a high level in 2008 because airframe and jet engine backlogs are at record levels. Approximately 70% of our business here is under LTAs: some are take or pay, some are guaranteed share, and some are market requirement contracts.
On the other hand, in our transaction, or spot, business, there is some risk in the first quarter, as our non-OEM and service center customers are being cautious largely due to questions about the 787 schedule, the U.S. economy, and volatility in raw materials.

In summary:
•	We remain optimistic about 2008.

•	We expect to continue to benefit from the global infrastructure build and rebuild.

•	We expect aerospace and defense demand to remain at a high level.

•	We expect demand from commercial aerospace to increase once the uncertainties surrounding the 787 schedule and subsequent ramp-up are removed.

•	Our Flat-Rolled Products segment standard stainless business seems to be recovering. Inventory at the distributors is relatively low.

•	ATI’s strategic capital projects are on track.

•	We expect another year of strong cash flow.
At this point, we believe first quarter 2008 results are likely to be similar to those achieved in the fourth quarter 2007. However, we expect to have a better understanding of the potential upside for the balance of 2008 once we get beyond the first quarter.
Operator, may we have the first question, please.
Q&A Portion of Conference Call

PAT HASSEY:
Thank you for joining us today, and thank you for your continuing interest in ATI.
Dan Greenfield:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.